                                                                     Exhibit 4.1


                        TRANSFER AND ASSUMPTION AGREEMENT

      TRANSFER AND ASSUMPTION AGREEMENT, dated and effective as of February 25, 1998 (this "Agreement"), by and among first Omni Bank, N.A., a national banking association (the "Bank"), in its individual capacity and as Transferor and servicer, The Bank of New York, a banking corporation organized and existing under the laws of the State of New York, as Trustee ("Trustee"), and Bank of America National Association, a national banking association ("Successor"), as successor Transferor and Servicer pursuant to the Pooling and Servicing Agreement referred to below.

                                   WITNESSETH
                                -----------------

      WHEREAS, the bank and trustee are parties to the Pooling and Servicing Agreement dated as of April 1, 1996, as supplemented by the Series 1996-A Supplement dated as of April 1, 1996, and as amended or supplemented by Assignment No. 1 of Receivables in Additional Accounts dated as of October 1, 1997 and by Assignment No. 2 of Receivables in Additional Accounts dated as of February 2, 1998 (the "Pooling and Servicing Agreement"); and

      WHEREAS, the Bank, Trustee and The Dai-Ichi Kangyo Bank, Limited, New York Branch ("Collateral Interest Holder") are the parties to the Loan Agreement, dated as of April 1, 1996 ("Loan Agreement"), pursuant to which, among other things, the Collateral Interest was issued under the Pooling and Servicing Agreement; and

      WHEREAS, pursuant to a Purchase and Sale Agreement, dated as of December 10, 1997, Successor is purchasing from the Bank, and the Bank is selling to Successor, all or substantially all of the Bank's assets as an entirety, including the Transferor Interest (as represented by the Transferor Certificate) and the Bank's rights as Servicer; and

      WHEREAS, the parties wish to provide for the transfer to Successor of all rights granted to, and the assumption by Successor of the obligations of, the Transferor and Servicer, as contemplated by Sections 7.2 and 8.2 of the Pooling and Servicing Agreement,

      NOW, THEREFORE, the Bank, Trustee and Successor hereby agree as follows:

      1. Defined Terms. All capitalized terms used in this Agreement without definition and defined in the Pooling and Servicing Agreement shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

      2. Assumption of Transferor Obligations. (a) On and after the date of this Agreement, and pursuant to Section 7.2(a) of the Pooling and Servicing Agreement, Successor (i) expressly assumes, undertakes and agrees to be liable for the performance of each and every covenant and obligation of Transferor, mutatis mutandis, and (ii) shall benefit from all rights granted to Transferor and the Holder of the Transferor Certificate, under the Pooling and Servicing Agreement.

      (b) On and after the date of this Agreement, the Bank shall be relieved of all of its obligations as Transferor under the Pooling and Servicing Agreement, other than obligations arising under the Pooling and Servicing Agreement prior to the date of this Agreement.

      3. Assumption of Servicer Obligations. (a) On and after the date of this Agreement, and pursuant to Section 8.2 of the Pooling and Servicing Agreement, Successor (i) expressly assumes, undertakes and agrees to be liable for the performance of each and every covenant and obligation of Servicer, mutatis mutandis, and (ii) shall benefit from all rights granted to Servicer, under the Pooling and Servicing Agreement.

      (b) On and after the date of this Agreement, the Bank shall be relieved of all of its obligations as Servicer under the Pooling and Servicing Agreement, other than obligations arising under the Pooling and prior to the date of this Agreement.

      4. The Loan Agreement. (a) Pursuant to Section 9.9 (a) of the Loan Agreement, the Bank hereby assigns all of its rights and obligations under the Loan Agreement to Successor and, on and after the date of this Agreement, Successor (i) expressly assumes, undertakes and agrees to be liable for the performance of each and every covenant and obligation of the Bank, transferor and Servicer, mutatis mutandis, and (ii) shall benefit from all rights granted to Transferor, Servicer and the Holder of the Transferor Certificate, under the Loan Agreement.

      (b) On and after the date of this Agreement, the Bank shall be relieved of its obligations under the Loan Agreement, other than obligations arising under the Loan Agreement prior to the date of this Agreement.

      5.  Representations and Warranties.

      (a)    By the Bank.   The Bank hereby represents and warrants to Trustee,
         on behalf of the Trust, and to Successor as follows:

                  (i) This agreement constitutes a legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity)).

                  (ii) Successor is a Person eligible to assume the obligations of Transferor and Servicer under the Pooling and Servicing Agreement.

                  (iii) As of the date of this Agreement, the Bank is not insolvent. No Servicer Default, Trust Pay Out Event or Series 1996-A Pay Out Event, and no event that with the giving of notice, the passage of time or both would constitute a Servicer Default, Trust Pay Out Event or Series 1996-A Pay Out Event, has occurred and is continuing or will occur as a result of The transactions contemplated by this Agreement.

                  (iv) There are no proceedings or investigations pending or, to the best knowledge of the Bank, threatened against the Bank before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality asserting the invalidity of the Agreement or seeking to prevent the consummation of any of the transactions contemplated by this Agreement.

                  (v) All authorizations, consents, orders or approvals or other actions of any Person or of any court or other governmental authority required to be obtained by the Bank in connection with the execution and delivery of this Agreement by the Bank and the performance of the transactions contemplated by this Agreement by the Bank, have been obtained.

                  (vi) Other than the Series 1996-A Supplement, the Assignment No. 1 of Receivables in Additional Accounts dated as of October 1, 1997, the Assignment No. 2 of Receivables in Additional Accounts dated as of February 2, 1998, the Loan Agreement and the Irrevocable Letter of Credit No. 5960153, dated April 23, 1996, of The First National Bank of Maryland in favor of Trustee, there are no amendments, supplements or agreements relating to, or forming a part of, the Pooling and Servicing Agreement or the Loan Agreement.

      (b) By Successor, Successor hereby represents and warrants to Trustee, on behalf of the Trust, and to the Bank as follows:

                  (i) This Agreement constitutes a legal, valid and binding obligation of Successor, enforceable against Successor in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors' rights in general and the rights of creditors of national banking associations, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity)).

                  (ii) Successor is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, has the power and authority to execute and deliver this Agreement and is a Person eligible to assume and perform the obligations of Transferor and Servicer under the Pooling and Servicing Agreement.


      6. Acceptance by Trustee. Trustee hereby accepts the assumption by Successor of rights and obligations of the Bank as Transferor and Servicer under the Pooling and Servicing Agreement, and from and after the date of this Agreement, Successor shall be the Transferor and Servicer thereunder.

      7. Further Assurances. The Bank agrees to do or take, or cause to be done or taken, all such things and actions as Successor or Trustee may reasonably request in order to effect more fully the transfers contemplated by this Agreement.

      8. Ratification of Agreements. As supplemented and amended by this Agreement, the Pooling and Servicing Agreement and the Loan Agreement are in all respects ratified and confirmed and each such agreement, as so supplemented and amended by this Agreement, shall be read, taken and construed as one and the same instrument.

      9. Governing Law. To the extent that this Agreement relates to (i) the Pooling and Servicing Agreement, this Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws; provided however, that the immunity and standard of care of the Trustee in the administration of the Trust hereunder shall be governed by the laws of the State of New York without reference to its conflict of law provisions, and (ii) the Loan Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law provisions.

      10. Counterparts.   This Agreement may be executed in two or more
counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Bank, Trustee, Successor and Collateral Interest Holder have caused this Agreement to be duly executed by their respective officers as of the day and year first written above.

                              FIRST OMNI BANK, N.A., as Transferor and Servicer and in its individual capacity

                              By: /s/ ROBERT F. RAY
                                  -----------------------
                                  Robert F. Ray
                                  Vice President

                              THE BANK OF NEW YORK, Trustee

                              By: /s/ WUHAN DANSBY
                                  ----------------------
                                  Wuhan Dansby
                                  Assistant Vice President

                              BANK OF AMERICA NATIONAL ASSOCIATION,
                              Successor Transferor and Servicer

                              By: /s/ STEPHEN B. GALASSO
                                  ------------------------
                                  Stephen B. Galasso
                                  President and CEO


                              By: /s/ MARGARET A. SPRUDE
                                  -------------------------
                                  Margaret A. Sprude
                                  Senior Vice President and CFO





CONSENTED TO BY THE MAJORITY INVESTORS
UNDER THE LOAN AGREEMENT:

THE DAI-ICHI KANGYO BANK,
      LIMITED, NEW YORK BRANCH,
      Acting as Majority Investor


By:  /s/ GREGG SILVER
     ------------------------------------
         Gregg Silver
         Vice President and Group Leader